Calculation of Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Senior Unsecured Notes	$750,000,000.00	$23,025.00

PROSPECTUS	Pricing Supplement Number: 4584
Dated March 29, 2006	Filed Pursuant to Rule 424(b)(3)
PROSPECTUS SUPPLEMENT	Dated April 4, 2007
Dated March 29, 2006	Registration Statement: No. 333-132807

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Senior Unsecured Fixed Rate Notes)
Issuer:	General Electric Capital Corporation
Ratings:	Aaa/AAA
Trade Date:	April 4, 2007
Settlement Date (Original Issue Date):	April 10, 2007
Maturity Date:	April 10, 2012
Principal Amount:	US $750,000,000
Price to Public (Issue Price):	99.468%
Agents Commission:	0.150%
All-in Price:	99.318%
Accrued Interest:	N/A
Net Proceeds to Issuer:	US $744,885,000
Treasury Benchmark:	4.500% due March 31, 2012
Treasury Yield:	4.532%
Spread to Treasury Benchmark:	Plus 59 basis points
Reoffer Yield:	5.122%
Interest Rate per Annum:	5.000%
Interest Payment Dates:	Semi-Annually on April 10 and October 10 of each year, commencing October 10, 2007 and ending on the Maturity Date

Page 2
Filed Pursuant to Rule 424(b)(3)
Dated April 4, 2007
Registration Statement: No. 333-132807

Day Count Convention:	30/360
Denominations:	Minimum of $1,000 with increments of $1,000 thereafter.
Call Dates (if any):	N/A
Call Notice Period:	N/A
Put Dates (if any):	N/A
Put Notice Period:	N/A
CUSIP:	36962G2L7
ISIN:	36962G2L75
Common Code:	TBD

Investing in the Notes involves risks. See "Risks of Foreign Currency Notes and Indexed Notes" on page 2 of the accompanying prospectus supplement and "Risk Factors" on page 2 of the accompanying prospectus.

Plan of Distribution:

The Notes are being purchased by the underwriters listed below (collectively, the "Underwriters"), as principal, at 99.468% of the aggregate principal amount less an underwriting discount equal to 0.15% of the principal amount of the Notes.

Institution Commitment

Lead Managers:

Credit Suisse Securities (USA) LLC $ 225,000,000

Lehman Brothers Inc. $ 225,000,000

Morgan Stanley& Co. Incorporated $ 225,000,000

Co-Managers:

Blaylock & Company, Inc. $ 22,500,000

Utendahl Capital Partners, L.P. $ 22,500,000

The Williams Capital Group, L.P. $ 15,000,000

Samuel A. Ramirez & Co., Inc. $ 15,000,000

Total $750,000,000

Lehman Brothers Inc. will assume the risk of any unsold allotment that would otherwise be purchased by Utendahl Capital Partners, L.P.

The Issuer has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Page 3
Filed Pursuant to Rule 424(b)(3)
Dated April 4, 2007
Registration Statement: No. 333-132807

Additional Information:

At December 31, 2006, the Company had outstanding indebtedness totaling $425.713 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at December 31, 2006, excluding subordinated notes payable after one year, was equal to $420.811 billion.

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:
Year Ended December 31,
2002	2003	2004	2005	2006
1.43	1.77	1.87	1.70	1.64

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges.

Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.